Exhibit 99.2

AIB Data Centers Added to Russell Microcap® Index

NEW YORK, June 29, 2026 -- AIB Data Centers Inc. (NYSE American: AIB) (“AIB” or the “Company”; formerly BlockchAIn Digital Infrastructure, Inc.), a developer and operator of digital infrastructure focused on artificial intelligence (“AI”) workloads, has been added as a member of the Russell Microcap® Index, effective when the US market opens on June 29, as part of the first 2026 Russell indexes reconstitution.

“Our addition to the Russell Microcap® Index caps off a period of significant momentum for our Company,” said Jerry Tang, Chief Executive Officer of AIB Data Centers. “We recently changed our corporate name to AIB Data Centers Inc. to better reflect our strategic focus on AI and high-performance computing infrastructure, and we completed a public offering for aggregate gross proceeds of approximately $63.25 million, including the full exercise of the underwriter’s option to purchase additional shares. We believe our inclusion in the Russell Index will enhance our visibility within the institutional investment community as we advance and pursue additional opportunities across the AI data center ecosystem, and we remain focused on creating long-term value for our shareholders.”

The semi-annual June reconstitution of the Russell US Indexes captures the 4,000 largest US stocks as of Tuesday, April 30th, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for half a year beginning 2026, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. The Russell Microcap® Index consists of the smallest 1,000 securities in the Russell 2000® Index, plus the next 1,000 smallest eligible securities by market cap. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to data as of the end of June 2025, about $12.2 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell, the global index provider.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About AIB Data Centers

AIB Data Centers Inc. is a developer and operator of digital infrastructure focused on AI hosting and high-performance computing workloads. The Company's platform combines access to reliable, scalable power resources with modular infrastructure deployment designed to accelerate the development of next-generation compute capacity.

For more information, visit https://www.aib.us/.

Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue" or the negative of these terms or other comparable terminology and include, but are not limited to, the intended use of proceeds from the public offering, statements regarding the planned conversion of CLT-01 from data mining to AI and HPC data center capacity, the expected benefits of the Electric Service Agreement, the anticipated availability and timing of utility load under the agreement, the planned site transition and incremental data hall capacity, the Company's ability to attract and contract with additional AI and HPC customers, and the Company's growth and development pipeline. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of AIB’s management and are not predictions of actual performance. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, including without limitation, the performance of the utility counterparty under the Electric Service Agreement, delays in permitting and regulatory approvals, utility interconnection and energization timing, tariff and rate changes, equipment availability, supply chain conditions, contractor performance, site transition execution, the ability to attract and retain key personnel to manage the business effectively, competition from existing or new offerings that may emerge, and broader market and economic conditions. These risks, uncertainties and other factors are described more fully in the Company's filings with the U.S. Securities and Exchange Commission (the "SEC"). These risks, uncertainties and other factors are, in some cases, beyond the Company's control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, except as required under applicable law.

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

Phone: (949) 491-8235

AIB@mzgroup.us

www.mzgroup.us